[BGE logo here]                                           [PEPCO logo here]

                           N E W S     R E L E A S E

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Arthur J. Slusark                              Nancy Moses
Baltimore Gas and Electric Company             Potomac Electric Power Company
(410)234-7433                                  (202)872-2680

For Immediate Release
April 17, 1997

                 BGE/PEPCO to File Request for Reconsideration
             of Maryland Public Service Commission's Merger Order

Baltimore Gas and Electric Company and Potomac Electric Power Company stated today that while the Order of the Maryland Public Service Commission issued yesterday recognized the benefits of the merger of the two companies, it contained elements that must be revised for the merger to take place. The companies will file a request for reconsideration of the Order so that these problems can be remedied as soon as possible.

The two companies proposed a regulatory plan designed to share the merger benefits equitably between the shareholders and customers. The Commission's Order would put in place a plan that would eliminate any reasonable opportunity for shareholders to share in the benefits. In addition to ordering a significant rate decrease, the order also denies the two companies the opportunity to recover the full costs for purchased power contracts previously approved by the Commission. Taken together with the imposition of a series of earnings tests, the shareholder is denied an opportunity to benefit from the merger.

"We hope to have the Public Service Commission revise its decision because the Order would result in an unacceptable financial impact on the new company and the merger could not proceed," stated Christian H. Poindexter and Edward F. Mitchell, Chairmen of the Boards and CEOs of the companies.
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